Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Zinsner
Vice President and Chief Financial Officer
(408) 546-3609
investor@intersil.com

Intersil Corporation Announces Increase of $150 Million to Existing Stock

Repurchase Plan

Milpitas, CA, May 11, 2006 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, today announced that its Board of Directors has authorized a program to repurchase an additional $150 million of the Company’s common stock over the next twelve months, effective immediately. This is in addition to the approximately $29 million remaining from Intersil’s previous stock repurchase authorization of $150 million. The timing of the buyback and the exact number of shares purchased will depend on market conditions. Currently, the company has approximately 142 million shares of common stock outstanding.

“The stock repurchase program announced today is a result of Intersil’s continued strong cash flow generation from our high performance analog strategy,” said Dave Zinsner, Vice President and Chief Financial Officer. “This action reflects our ongoing commitment to improving long-term shareholder value while at the same time growing our business.”

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.

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